EXHIBIT 10.3

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT is made and entered into by and between MTS Systems Corporation, a Minnesota corporation with its principal offices at 14000 Technology Drive, Eden Prairie, MN 55344 (the “Company”) and Jeffrey A. Graves (the “Executive”), and shall be effective as of his Employment Date as defined below.

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the attention and dedication of the Executive, to his assigned duties without distraction and to ensure the continued availability to the Company of the Executive for the period immediately following his initial employment.

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.            Term of Agreement.  This Agreement shall be effective from and after the date of hire of the Executive (the “Employment Date”), shall continue in effect through the second anniversary of the Employment Date.  Immediately after the second anniversary of the Employment Date, this Agreement shall expire and all rights under it shall terminate and be of no further force and effect.  This Agreement shall neither impose nor confer any further rights or obligations on the Company or the Executive on the day after the end of the term of this Agreement.  Expiration of the term of this Agreement of itself shall not end the employment relationship between the Company and the Executive.

2.            Termination.  During the term of this Agreement, the Executive shall be entitled to the benefits provided in Section 3 unless such termination is (A) because of the Executive's death, (B) by the Company for Cause or Disability, or (C) by the Executive other than for Good Reason. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 2 constitutes a Separation from Service as defined in subsection 2(f).

(a)           Disability.  Termination by the Company or the Executive of the Executive’s employment based on “Disability” may occur in the event the Executive has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result, Executive has become eligible for and begun receiving income replacement benefits under the terms of the Company’s long-term disability plan or policy as may be in effect from time to time.

(b)           Cause. For purposes of this Agreement, “Cause” shall mean:

(i)           the willful and continued failure by the Executive (other than any such failure resulting from (1) the Executive’s incapacity due to physical or mental illness, or (2) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason) to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the “Board”), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the duties or responsibilities;

(ii)          the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Board, would impair the Executive’s ability to perform his or her duties or impair the business reputation of the Company;

(iii)         the willful engaging by the Executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(iv)        a material violation by Executive of the Company’s policies or codes of conduct; or

(v)         the breach of any terms of this Agreement by Executive.

(c)           Good Reason.  The Executive shall be entitled to terminate his employment for Good Reason; provided, however, that no such termination under this Section  2(c) shall be effective unless: (A) the Executive provides written notice to the Board of the existence of a condition specified in paragraphs (i) through (v) below within 90 days of the initial existence of the condition; (B) the Company does not remedy such condition within 30 days of the date of such notice; and (C) the Executive terminates employment within 90 days following the last day of the remedial period described above.  For purposes of this Agreement, “Good Reason” shall mean, without the Executive's express written consent, action by the Board that results in any of the following:

(i)           the assignment to the Executive of any duties materially inconsistent with the Executive’s authority, duties or responsibilities with respect to the Executive’s position, or any action by the Board that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(ii)          a material reduction in the Executive’s base salary;

(iii)         a material reduction in the budget over which the Executive retains authority;

(iv)         a material change in the geographic location at which the Executive must perform services for the Company (not including regular business travel required in connection with Executive’s position); and

(v)          any material violation of this Agreement by the Company, including but not limited to any purported termination of the Executive’s employment that is not made pursuant to a Notice of Termination satisfying the requirements of this Agreement.

(d)           Notice of Termination.  Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

(e)           Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination which shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given and on which occurs a Separation from Service as defined in Section 2(f) below.

(f)           Separation from Service.  Separation from Service means the Executive’s termination of employment (as defined in this subsection) from the Company and its Affiliates. Executive incurs a termination of employment that constitutes a Separation from Service if the Executive and the Company reasonably anticipate either that the Executive will not perform any additional services after a certain date for the Company and any Affiliate (the “Company Group”), or that the Executive’s level of bona fide services for the Company Group will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. The Executive does not incur a Separation from Service if on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Company Group, provided that there is a reasonable expectation that the Executive will return to perform further services. If an Executive’s leave exceeds 6 months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation from Service on the next day following the expiration of 6 months. The service of the Executive as a director of the board of any entity in the Company Group will not be considered in determining whether the Executive has incurred a Separation from Service as an employee of the Company Group. The Company will determine whether Executive has incurred a Separation from Service based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii). For purposes of this subsection 3(h), “Affiliate” means an entity that would be considered with the Company a single employer under Sections 414(b) and (c) and 1563(a) of the Internal Revenue Code 1986, as amended, and the regulations and guidance thereunder (the “Code”), except that 50% shall be substituted for the 80% each place it appears in  Sections 414(b) and (c) and 1563(a) of the Code.

3.             Compensation Upon Termination.  Upon termination of the Executive's employment (A) by the Company other than for Cause, Disability or the Executive’s death or (B) by the Executive for Good Reason, the Company shall pay the Executive, through the Date of Termination, the Executive's base salary as in effect at the time the Notice of Termination is given and any other form or type of compensation otherwise earned and payable for such period, and in addition, the Company will, subject to Executive satisfying the conditions in Section 3(d), provide a severance benefit as set forth in this Section 3:

(a)           The Company will pay to Executive severance pay in the aggregate amount equal to Executive’s then-current annual base salary plus Executive’s target incentive under the EVC Plan as of the Date of Termination (the “Severance Benefit”), payable in substantially equal installments on the Company’s regular payroll schedule over a 12-month period following the Date of Termination, beginning on the Company’s first regular payroll date after the expiration of all rescission periods applicable to the release described in Section 3(d) and payable in accordance with the Company’s regular payroll practices.

(i)           Limitation on Payment Amount.  Notwithstanding anything to the contrary in Section 3(a), the Severance Benefit payable thereunder shall not exceed a maximum amount of two times the lesser of (A) the compensation limit under Section 401(a)(17) of the Code of  for the year in which the Date of Termination occurs or (B) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service).

(ii)          Excess Lump Sum Payment.  In the event the Severance Benefit  otherwise payable to Executive pursuant to Section 3(a) is reduced by application of the maximum limitations under Section 3(a)(i), then the Company will in addition (or in the alternative, if the Severance Benefit is reduced to zero) pay Executive an amount equal to the difference between (A) the Severance Benefit payable under Section 3(a) and (B) the amount payable under Section 3(a)(i), payable in a single lump sum within 60 days after the Date of Termination.

(b)           The Executive shall be entitled to receive all benefits payable to the Executive under the Company pension and welfare benefit plans or any successor of such plan and any other plan or agreement relating to retirement benefits which shall be in addition to, and not reduced by, any other amounts payable to the Executive under this Section 3.

(c)           The Executive shall be entitled to exercise all rights and to receive all benefits accruing to the Executive under any and all Company stock purchase and stock option plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to the Executive under this Section 3.

(d)            Notwithstanding the foregoing provisions of this Section 3, the Company will not be obligated to make any payments to Executive under Section 3(a) hereof unless: (i) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Board; (ii) all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of this Agreement and any other agreements with the Company, as of the dates of such payments.

The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

4.             Forfeiture and Recapture of Severance Benefit.  Executive acknowledges and agrees that the Company and its shareholders need to protect themselves from Conduct Detrimental to the Company and the provisions of this Section are designed to protect the Company and its shareholders from Conduct Detrimental to the Company.

(a)           The Company shall have no obligation to pay Executive the Severance Benefit pursuant to Section 3(a), and Executive agrees to repay any portion of such Severance Benefit previously paid, if the Company establishes, by a preponderance of the evidence, that Executive engaged in Conduct Detrimental to the Company during the period of Executive’s employment or during the two-year period following the termination of Executive’s employment.

(b)           “Conduct Detrimental to the Company,” as used in this Section, means:

(i)           Conduct that results in the Executive’s termination for Cause as defined in Section 2(b) (or that would have resulted in termination for Cause if known by the Company prior to the termination of Executive’s employment);

(ii)          Executive engages in conduct in violation of the MTS Employee Agreement between the Executive and the Company;

(iii)         Executive violates the provisions of Section 5 of this Agreement; or

(iv)         The Company’s financial statements are required to be restated resulting from errors, omissions or fraud by the Executive during his employment.

(c)           Notwithstanding the above, the Company shall offset against any Severance Benefit due and owing to the Executive any incentive compensation paid to the Executive by the Company that the Executive is required by law or the terms of any incentive compensation plan or agreement, to repay to the Company as a result of any material misstatement of the Company’s financial statement or for any other reason, regardless of the Executive’s culpability.

5.             Noncompetition.  The Executive agrees that, as a condition of receiving any Severance Benefits under this Agreement, the Executive will not render services directly or indirectly to any competing organization, wherever located, for a period of one year following the Date of Termination, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any “Conflicting Product” which as used herein means any product, process, system or service of any person, firm, corporation, organization other than the Company, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by the Company.  Executive acknowledges that the provisions of this Section 5 are reasonable and necessary to protect the legitimate interests of the Company. If the duration of, the scope of, or any business activity covered by, any provision of this Section 5 exceeds that which is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable.

6.             Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, successors, heirs, and designated beneficiaries.  If the Executive should die while before all Severance Benefit have been paid, any payments then remaining shall cease and no further payments shall be due under this Agreement.

7.             Remedies.  In addition to any other remedies available at law or under the terms of this Agreement, the Company will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, in particular, Section 5, it being agreed that money damages alone would be an inadequate remedy for such breach. The rights and remedies of the Company under this Agreement are cumulative and not alternative. In the event of any action is commenced under this Section 7 by either party, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney’s fees and costs.

8.             Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered to the Executive or, in the case of the Company, to its Chairperson of the Board, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its Chairperson of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.             Non-application of Section 409A of the Code.   This Agreement is intended to be exempt from Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be interpreted and administered accordingly.  The Company shall have the authority, without the consent of the Executive to amend this Agreement to maintain to maximum extent practicable the intent that this Agreement remains exempt from the requirements applicable to a “nonqualified deferred compensation plan” under Section 409A of the Code and regulations and other guidance promulgated thereunder.  However, to the extent any amount payable under this Agreement is determined to be deferred compensation subject to Section 409A, then the following rules set forth in this Section 9 shall apply.  Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent that payments under this Agreement are determined to be subject to Code Section 409A and are on account of a Separation from Service and the Executive is a “Specified Employee” (as defined in Section 409A) as of the Date of Termination, distributions to the Executive may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”). Payments to which the Executive would otherwise be entitled during the first six (6) months following the date of termination (the “Six Month Delay”) will be accumulated and paid on the first day of the seventh month following the date of termination (or the Executive’s death, if earlier).  To the extent that payments under this Agreement are determined to be payments under a “reimbursement plan” subject to Code Section 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to the Company’s normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.

10.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties (except pursuant to Section 7).  No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other-party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota. Any dispute or action involving the enforcement or interpretation of this Agreement shall be brought in the state or federal courts of Minnesota.

11.           Validity.  This Agreement will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.  The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer, on behalf of MTS Systems Corporation, and the Executive have hereunto set their hands as of the date first above written.

MTS SYSTEMS CORPORATION

By
Date	David Anderson
Chair, Board of Directors

EXECUTIVE:

Date	Jeffrey A. Graves